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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE

Investor Contact:     Kevin F. McLaughlin, Senior Vice President and Chief
                      Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED,
                      781-795-4274 or kevin.mclaughlin@praecis.com.


                      PRAECIS PHARMACEUTICALS INCORPORATED
                  REPORTS FIRST QUARTER 2002 FINANCIAL RESULTS

WALTHAM, MA -- APRIL 26, 2002 -- PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ:
PRCS) today announced consolidated financial results for the three months ended March 31, 2002.

The Company's net loss for the three months ended March 31, 2002 was approximately $12,686,000, or $0.25 per diluted share, compared to a net loss of approximately $11,847,000, or $0.26 per diluted share, for the three months ended March 31, 2001.

The increased net loss for the three months ended March 31, 2002, compared to the three months ended March 31, 2001, was due primarily to the decrease in reimbursement revenue from the Company's former collaborators and decreased net interest income. Partially offsetting this revenue decline, operating expenses decreased for the first quarter of 2002 compared to the first quarter of 2001 due to a reduction in spending in connection with the potential launch of Plenaxis(TM), the Company's drug candidate for the treatment of hormonally responsive advanced prostate cancer. The reduction in spending was due to a delay in the Plenaxis program because of issues raised by the United States Food and Drug Administration (FDA).

Commenting on the first quarter results, Malcolm L. Gefter, Ph.D., PRAECIS' Chairman, Chief Executive Officer and President, stated, "Since the beginning of the year, we have focused our efforts in the following three areas:


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"PLENAXIS FOR PROSTATE CANCER

As previously disclosed, based on discussions with the FDA, we began patient accrual in February 2002 for an additional clinical study in which we intended to enroll up to 140 patients. This study was intended to improve the risk/benefit profile of Plenaxis by shortening the treatment period such that the incidence of severe allergic reactions would be reduced and waning long-term efficacy would be eliminated. We are currently in discussions with the FDA to determine the incidence of severe allergic reactions which would be acceptable for approval. Accordingly, the duration of treatment (three months or less) and the number of patients to be evaluated (which is likely to exceed 140) remains to be determined, and thus our previously announced timeline for submitting additional data to the FDA will likely be affected.

"OTHER CLINICAL PROGRAMS

We completed a Phase II/III study of Plenaxis for the treatment of pain associated with endometriosis in March 2002. We plan to present preliminary efficacy results at the 84th Annual Meeting of The Endocrine Society in June 2002. Results from this study have suggested that we may be able to utilize a lower dose or more prolonged dosing interval in future studies to reduce further drug exposure and attendant bone mineral density loss, a known consequence of hormonal therapies that lower estrogen levels. We intend to discuss the protocol for a pharmacokinetic study, along with the results of the Phase II/III study, with the FDA mid-year 2002. Assuming FDA approval of the protocol, we anticipate completing the pharmacokinetic study by year-end, at which time we intend to submit to the FDA the results of this study and a proposal for additional trials to support the filing of a New Drug Application. We believe Plenaxis could represent an important treatment option for women suffering from endometriosis associated pain.

"We are pleased with the progress of the Phase I dose escalation study of Apan, our drug candidate for the treatment of Alzheimer's disease, in which we are evaluating the safety and pharmacokinetics of the compound in normal subjects. We anticipate that this study will be completed during the second half of 2002. We expect to begin an additional Phase I study in the

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first half of 2003 in which we intend to evaluate Apan in individuals suffering from Alzheimer's disease.

"RESEARCH AND PRECLINICAL PROGRAMS

Our research programs continue to advance and we anticipate filing an Investigational New Drug application for PPI-2458, our candidate for the treatment of Rheumatoid Arthritis and potentially certain types of cancer, by the end of the third quarter of 2002," Gefter concluded.

At March 31, 2002, the Company had cash and cash equivalents and marketable securities of approximately $256,880,000, compared to approximately $266,216,000 at December 31, 2001.

There will be a conference call to discuss PRAECIS' first quarter financial results today beginning at 9:00 a.m. (EDT). This call will be broadcast live over the Internet at http://www.praecis.com under "Investor Relations." A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, May 3rd by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 496932.

The Company is planning to report second quarter 2002 results on July 26, 2002. For information regarding live webcasts and investment community conference calls related to second quarter 2002 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

2002 ANNUAL MEETING

As previously announced, the Company's 2002 Annual Meeting of Stockholders has been scheduled for May 22, 2002 at 10:00 a.m. (EDT). The meeting will be held at the Company's headquarters and research facility located at 830 Winter Street, Waltham, Massachusetts.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS employed LEAP in the development of Plenaxis(TM), its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis. PRAECIS also has a

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clinical program in Alzheimer's disease, and has five programs in the research or preclinical development stage.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING ADDITIONAL CLINICAL STUDIES OF, AND THE CONTINUED REGULATORY REVIEW BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION
(FDA) OF A NEW DRUG APPLICATION FOR, PLENAXIS(TM) FOR THE TREATMENT OF HORMONALLY RESPONSIVE ADVANCED PROSTATE CANCER, THE CONTINUATION OF THE COMPANY'S CLINICAL PROGRAMS IN ENDOMETRIOSIS AND ALZHEIMER'S DISEASE, AND THE SUBMISSION TO THE FDA OF AN INVESTIGATIONAL NEW DRUG APPLICATION FOR PPI-2458. THESE STATEMENTS ARE BASED ON THE COMPANY'S CURRENT BELIEFS AND EXPECTATIONS AS TO FUTURE OUTCOMES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE TIMING AND CONTENT OF DECISIONS MADE BY THE FDA, UNEXPECTED RESULTS IN ONGOING AND FUTURE CLINICAL OR PRECLINICAL TRIALS AND RELATED ANALYSES, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, UNEXPECTED EXPENDITURES AND ACCESS TO CAPITAL AND FUNDING, AS WELL AS THE RISKS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001.
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                      PRAECIS PHARMACEUTICALS INCORPORATED
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                           Three Months Ended
                                               March 31,
                                         ----------------------
                                           2001          2002
                                         --------      --------
                                             (unaudited)

Corporate collaboration revenue          $  2,582      $    -

Costs and expenses:
    Research and development               12,210        11,336
    Sales and marketing                     3,099           440
    General and administrative              1,594         2,114
                                         --------      --------
        Total costs and expenses           16,903        13,890
                                         --------      --------

Operating loss                            (14,321)      (13,890)

Interest income, net                        2,474         1,204
                                         --------      --------
Loss before income taxes                  (11,847)      (12,686)
Provision for income taxes                    -             -
                                         --------      --------

Net loss                                 $(11,847)     $(12,686)
                                         ========      ========

Basic and diluted net loss per share     $  (0.26)     $  (0.25)
                                         ========      ========

Weighted average number of basic
   and diluted shares outstanding          46,050        51,415


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                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                               DECEMBER 31, 2001        MARCH 31, 2002
                                               -----------------        --------------
Cash and cash equivalents                           $144,685               $133,110
Marketable securities                                121,531                123,770
Other current assets                                   1,241                    891
Net fixed assets and other assets                     74,668                 74,377
                                                    --------               --------

     Total assets                                   $342,125               $332,148
                                                    ========               ========

Current liabilities                                 $ 38,429               $ 41,183
Long term liabilities                                 33,000                 33,000
Total stockholders' equity                           270,696                257,965
                                                    --------               --------

     Total liabilities and stockholders' equity     $342,125               $332,148
                                                    ========               ========


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